Filed Pursuant to Rule 424(b)(3)
Registration No. 333-237327

CANTOR FITZGERALD INCOME TRUST, INC.

SUPPLEMENT NO. 1 DATED JUNE 8, 2021

TO THE PROSPECTUS DATED JUNE 3, 2021

This Supplement No. 1 supplements, and should be read in conjunction with our prospectus dated June 3, 2021. Defined terms used in this Supplement No. 1 shall have the meaning given to them in the prospectus unless the context otherwise requires. The purposes of this Supplement No. 1 is to update disclosure of our portfolio. The disclosure in this Supplement No. 1 shall supersede and replace any conflicting disclosure in our prospectus dated June 3, 2021.

April 30, 2021 Portfolio

As of April 30, 2021, lease expirations related to our portfolio of real estate assets (excluding multifamily), based on each asset’s fair value used in determining our NAV, were as follows:

•	2021– 2023 – 5%

•	2024 – 2026 – 0%

•	2027 – 2029 – 26%

•	After 2030 – 69%

As of April 30, 2021, the industry concentration of our portfolio of real estate assets, based on each asset’s fair value used in determining our NAV, was as follows:

•	Single Tenant Office – 35%

•	Multifamily – 26%

•	Single Tenant Industrial – 21%

•	Single Tenant Necessity Retail – 18%

As of April 30, 2021, the geographic concentration of our portfolio of real estate assets, based on each asset’s fair value used in determining our NAV, was as follows:

•	Texas – 23%

•	Ohio – 20%

•	South Carolina – 14%

•	Maryland – 8%

•	Michigan – 7%

•	Arizona – 7%

•	Oklahoma – 6%

•	Illinois – 5%

•	Pennsylvania – 4%

•	California – 3%

•	Arkansas – 2%

As of April 30, 2021, the investment type concentration of our portfolio of real estate assets, based on each asset’s fair value used in determining our NAV, was as follows:

•	Common Equity – 91%

•	Mezzanine Loan – 5%

•	Preferred Equity – 4%

As of April 30, 2021, the tenant credit profile concentration of our portfolio of real estate assets (excluding multifamily), based on each asset’s fair value used in determining our NAV, was as follows:

•	Investment Grade[1] – 50%

•	Unrated – 37%

•	Non-Investment Grade – 12%

1Includes Daimler Trucks North America, LLC. Daimler AG, the parent company of Daimler Trucks North America, LLC, is rated A3 by Moody’s. Daimler AG does not guarantee the lease.